EXHIBIT 11


               LOMAS FINANCIAL CORPORATION AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS (LOSS) PER SHARE
                 (in thousands, except per share amounts)


                                     Quarter Ended      Nine Months Ended
                                       March 31             March 31
                                  -----------------   -------------------
                                    1994      1993      1994       1993
                                  --------   ------   ---------   -------

Primary earnings (loss) per share:
  Average common shares
    outstanding                     20,100   20,084      20,099    20,087
  Common stock equivalents under
    Nonemployee Directors Long
    Term Incentive Plan                 35       30          32        30
                                  --------   ------   ---------   -------
      Total shares                  20,135   20,114      20,131    20,117
                                  ========   ======   =========   =======

Income (loss) from continuing
  operations                      $(10,669)  $3,519   $(104,374)  $11,055
Income (loss) from discontinued
  operations                        (7,000)     (16)    (11,000)      167
                                  --------   ------   ---------   -------
Net income (loss)                 $(17,669)  $3,503   $(115,374)  $11,222
                                  ========   ======   =========   =======

Primary earnings (loss) per
  share:
  Income (loss) from continuing
    operations                       $(.53)    $.17      $(5.18)     $.55
  Income (loss) from discontinued
    operations                        (.35)      --        (.55)      .01
                                     -----     ----      ------      ----
  Net income (loss)                  $(.88)    $.17      $(5.73)     $.56
                                     =====     ====      ======      ====

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Fully diluted earnings (loss)
  per share:
  Average common shares outstanding 20,100 20,084 20,099 20,087 Common stock equivalents under
    Nonemployee Directors Long Term
    Incentive Plan                         35      30         32       30
                                     --------  ------  ---------  -------
      Total shares                     20,135  20,114     20,131   20,117
                                     ========  ======  =========  =======
Income (loss) from continuing
  operations                         $(10,669) $3,519  $(104,374) $11,055
Income (loss) from discontinued
  operations                           (7,000)    (16)   (11,000)     167
                                     --------  ------  ---------  -------
Net income (loss)                    $(17,669) $3,503  $(115,374) $11,222
                                     ========  ======  =========  =======
Fully diluted earnings (loss)
  per share:
  Income (loss) from continuing
    operations                       $(.53)    $.17      $(5.18)     $.55
  Income (loss) from discontinued
    operations                        (.35)      --        (.55)      .01
                                     -----     ----      ------      ----
  Net income (loss)                  $(.88)    $.17      $(5.73)     $.56
                                     =====     ====      ======      ====